Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of IMC Global Inc. and in the related prospectuses of our report, dated January 30, 2004, except for Notes 17 and 19, as to which the date is March 1, 2004, with respect to the consolidated financial statements of IMC Global Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2003.

Commission File No.
Form S-3	Form S-4	Form S-8
333-27287	333-110584	333-00189
333-40377		333-00439
333-70797		333-22079
333-22080
333-38423
333-40377
333-40781
333-40783
333-56911
333-59685
333-59687
333-70039
333-70041

Ernst & Young LLP

Chicago, Illinois
March 12, 2004

Return to IMC Global Inc. Form 10-K